Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR ANNOUNCES

BOARD AUTHORIZATION TO PURCHASE UP TO 5,000,000 SHARES

OF FAMILY DOLLAR COMMON STOCK

MATTHEWS, NC, October 9, 2002 - Family Dollar Stores, Inc. (NYSE: FDO), has announced that the Company’s Board of Directors has authorized the Company to purchase from time to time, as market conditions warrant, up to 5,000,000 shares of the Company’s Common Stock.  The purchases could be in the open market or in private transactions or otherwise.  The Board of Directors authorized the purchase as the Board believes that the Common Stock is a good investment and the repurchase program builds value for shareholders.

                Family Dollar Stores, Inc. is a discount store chain operating 4,617 stores in 41 states.  The Company has 173,418,312 shares of Common Stock outstanding, and the Common Stock is traded on the New York Stock Exchange.

                Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation delays or interruptions, dependence on imports, changes in currency exchange rates, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and the impact on consumer spending and the Company’s costs, and the effects of legislation on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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